UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2008

AmCOMP Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-51767	65-0636842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 U.S. Highway One, North Palm Beach, Florida		33408
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 840-7171

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                Entry into a Material Definitive Agreement.

Amendment No. 2 to the Plan and Agreement of Merger

On August 29, 2008, AmCOMP Incorporated (the “Company”) entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger, dated January 10, 2008 and amended on April 28, 2008 (as amended, the “Merger Agreement”), by and among the Company, Employers Holdings, Inc. (“EMPLOYERS”) and Sapphire Acquisition Corp. (“Sapphire”).

The Amendment modifies the Merger Agreement as follows:

•	the price per share to be paid by EMPLOYERS to the Company’s stockholders at the closing of the merger (the “Merger”) is reduced to $12.15 per share in cash;

•
subject to the satisfaction or, if permissible, waiver by the party to the Merger Agreement entitled to the benefit thereof, of the conditions set forth in the Merger Agreement, the closing of the Merger is to occur on October 31, 2008;

•
permits the Company to comply with the terms of a Consent Order, dated August 29, 2008, among the Office of Insurance Regulation of the State of Florida (the “Florida OIR”), AmCOMP Assurance Corporation and AmCOMP Preferred Insurance Company (the “Consent Order”) relating to the settlement of the Company's excessive profits filings with the Florida OIR; and

•	eliminates the requirement that the Company terminate its 401(k) plan effective with the closing of the Merger.

The Amendment also provides that neither the Consent Order nor any provision, requirement, agreement or covenant contained therein will constitute a Burdensome Condition or Company Material Adverse Effect (as such terms are defined in the merger agreement) for any purpose under the Merger Agreement.  The parties to the previously disclosed Voting and Support Agreements, dated as of January 10, 2008, have executed letter agreements continuing those agreements with EMPLOYERS.

On August 29, 2008, EMPLOYERS and Sapphire executed a consent order from the Florida OIR approving the acquisition of the Company by EMPLOYERS’ pursuant to the Merger Agreement.

The foregoing summary of the Amendment No. 2 does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Florida Office of Insurance Regulation Consent Order

On August 29, 2008, the Company, through its insurance subsidiaries AmCOMP Assurance Corporation and AmCOMP Preferred Insurance Company, and the Florida OIR executed the Consent Order which provided the terms and conditions of a settlement with the Florida OIR.

As previously disclosed, on May 19, 2008 the Company received a Notice of Intent to Issue Order to Return Excess Profit (the “2008 Notice”) from the Florida OIR, and subsequent to the 2008 Notice, AmCOMP Assurance Corporation and AmCOMP Preferred Insurance Company, through counsel, filed a Petition For Administrative Hearing Involving Disputed Issues of Fact with the Florida OIR, challenging the 2008 Notice.  The settlement resolves all outstanding issues arising from the 2008 Notice as well as the Company’s 2008 excessive profits filing for accident years 2004, 2005 and 2006.  While the Company did not receive any Notice of Intent to Issue Order to Return Excess Profit relating to its 2008 filing, the Florida OIR notified the Company that it would not consent to the proposed merger with EMPLOYERS without resolution of the Company's 2008 filing.  The Consent Order executed in connection with the settlement provides that: (i)  for accident years 2002, 2003 and 2004, for which the Company received a Notice of Intent to Issue Order to Return Excess Profit from the Florida OIR on March 19, 2007, the Company has not realized “Florida excessive profits” (as defined in Florida Statute Section 627.215); (ii)  for accident years 2003, 2004 and 2005 Florida excessive profits in the amount of approximately $2.8 million have been realized, and (iii)  for accident years 2004, 2005 and 2006 Florida excessive profits of $5,650,807 have been realized.

Under the terms of the Consent Order, the Company waived all rights to challenge or to contest the aforementioned finding of excessive profits. The Consent Order provides that nothing contained therein shall be deemed to constitute an admission or acknowledgment by the Company, or a finding by the Florida OIR, that the Company has violated the requirements of Florida Statute Section 627.215 or Chapter 624 of the Florida Statutes.  The Company intends to provide refunds to effected policyholders within the timeframe provided by law, in accordance with the terms of the Consent Order.

The foregoing summary of the Consent Order does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such agreement, a copy of which is will be filed by amendment to this Form 8-K as Exhibit 10.1 and will be incorporated herein by reference.

Item 8.01.                                Other Events.

The Company issued a press release on August 29, 2008, announcing the Amendment and Consent Order, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.                                Financial Statements and Exhibits.

(d)         Exhibits

Exhibit Number	Description

2.1
Amendment No. 2, dated August 29, 2008, to the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008, by and among AmCOMP Incorporated, Employers Holdings, Inc. and Sapphire Acquisition Corp.

10.1	Consent Order, dated August 29, 2008, by and among AmCOMP Assurance Corporation, AmCOMP Preferred Insurance Company and the Florida Office of Insurance Regulation. (To be filed by amendment)

99.1	Press Release issued August 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmCOMP INCORPORATED

Dated: August 29, 2008	By:	/s/ Kumar Gursahaney
		Name:	Kumar Gursahaney
		Title:	Senior Vice President and Chief Financial Officer